Exhibit 10.1

Third Amended and Restated Director Compensation Policy

Effective July 1, 2017

Annual Compensation For Board Members:

•                  $150,000 of which, $100,000 is awarded by equity awards and $50,000 is awarded in cash, payable quarterly.

Additional Committee Chair Fees (payable quarterly):
Audit Committee:	$22,000
Compensation Committee:	$15,000
Nominating/Corporate Governance:	$10,000
Finance Committee:	$10,000
Lead Director	$30,000

Subject to the terms herein, the equity awards granted as part of the annual compensation set forth above will be made at the Board Meeting immediately following the meeting of stockholders, commencing with the 2008 Annual Meeting of Stockholders.

Equity Awards granted to board members shall be in the form of restricted stock (or restricted stock units or other similar equity award instrument as agreed to by the compensation committee); these shares will vest in three equal installments annually at a rate of 33.333%, with the first installment vesting on the next September 1 following the annual meeting of stockholders, with vesting each one year anniversary thereafter.  The annual restricted stock award granted to a non-employee director under the non-employee director compensation policy will be made at the board of directors’ meeting immediately following our annual meeting of stockholders.

In addition, we will make, under our 2015 Stock Option and Incentive Plan (or plan that is in effect), a one-time, initial restricted stock unit award of $50,000 (with the number of shares or units determined by dividing $50,000 by the fair market value of the closing price of our common shares on the date of grant) to any new non-employee director (who was not previously a director) who joins the board of directors. These shares will vest in three equal installments annually at a rate of 33.333%, with the first vesting date on the anniversary of the first day of the third month of the quarter following the director’s join date.

The vesting of all of the equity awards granted to our non-employee directors will also accelerate by 12 months in the event of a change in control.